Exhibit 8.2

                                                  Allen & Overy
                                                  One New Change
                                                  London EC4M 9QQ

                                                  Telephone:      0171-330 3000
                                                  Fax (Group 3):  0171-330 9999
                                                  Fax (Group 4):  0171-248 1100
                                                  DX No. 73
Our Ref:     GWF/YEMS/ICM2:261374.1
                                                            25th June, 1997

Southern Investments UK plc
800 Park Avenue
Aztec West
Almondsbury
Bristol
BS12 4SE
England

Dear Sirs,

We have acted as legal advisers as to English law to Southern Investments UK plc (the "Company") in connection with the preparation of a Registration Statement on Form S-4, as amended (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed offer to exchange up to $82,000,000 aggregate liquidation amount of the 8.23% Exchange Subordinated Capital Income Securities (the "Exchange Capital Securities") of Southern Investments UK Capital Trust 1 (the "Trust") for a like liquidation amount of its outstanding 8.23% Subordinated Capital Income Securities (the "Original Capital Securities"), of which $82,000,000 aggregate liquidation amount are issued and outstanding. The Exchange Capital Securities will be guaranteed (the "Exchange Guarantee") by the Company with respect to the payment of distributions and payments upon liquidation, redemption and otherwise to the extent set forth in the prospectus filed as part of the Registration Statement (the "Prospectus").

In connection with the offer to exchange the Exchange Capital Securities for the Original Capital Securities, the Company will also offer to exchange $84,537,000 aggregate principal amount of its 8.23% Exchange Subordinated Debentures due February 1, 2027 (the "Exchange Subordinated Debentures") for a like aggregate principal amount of its 8.23% Subordinated Debentures due February 1, 2027 (the "Original Subordinated Debentures"), which were purchased by the Trust with the proceeds of the Original Capital Securities. Like the Exchange Capital Securities, the Exchange Subordinated Debentures and the Exchange Guarantee will be registered under the Act.

We have reviewed copies of the Registration Statement and the Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

The statements made in the Prospectus under the headings "Certain Income Tax Considerations - UK Income Tax Consideration", insofar as such statements constitute summaries or description of UK law, UK Inland Revenue practice or legal conclusions, have been reviewed by us and are correct in all material respects, provided that we express no opinion as to the reasonableness, completeness or fairness of those statements in the context of a prospectus used in the United States.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours faithfully

/s/Allen & Overy


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